EXHIBIT 10.31

                                        203.299.8000    info@priceline.com
                                        TELEPHONE       E.MAIL



priceline.com


December 30, 1999



Mr. Jeffery Boyd
34 Brookridge Drive
Greenwich, CT 06830

Dear Jeff:

We are very pleased to offer you the position of EVP, General Counsel, reporting to me, CEO at priceline.com.

As discussed, your start date will be January 4, 2000, on a per diem basis, at a minimum of 8 hours per week. Your hourly rate will be $120.20. You will be involved in interim assignments until such time you transition to your regular assignment. As a regular full-time employee, you will be compensated at a bi-monthly salary of $10,416.66 less applicable withholdings, ("Base Salary") (payable on the 15th and last day of each month, aggregating $250,000.00 annually). This offer also includes participation in a full range of Company benefit programs as described in the attached Employee Benefits Summary, except that you will be entitled to four weeks of vacation annually.

Priceline.com will loan you $2,000,000.00 upon your joining the Company. The loan will be fully recourse and will accrue interest at the lowest annual rate which avoids imputation of income under the Federal Internal Revenue Code. Interest and principal will be payable at maturity of the loan, which will be five years from the date of the loan. You will be required to make prepayments of principal and accrued interest in an amount equal to 25% of your after tax proceeds over $2,000,000.00 from the exercise of your stock options until termination date of the loan (five years), at which point any amounts remaining outstanding under the loan will be forgiven. Any remaining outstanding principal and interest on the loan will also be forgiven upon a Change in Control, death, a Disability Termination, a Termination without Cause or a Termination for Good Reason (each term being used as defined below). Upon commencement of your employment you will execute a note and option/stock pledge agreement having terms mutually acceptable to you and the Company to effect the terms of this paragraph.

This offer also includes participation in the Company*s employee stock option program. Effective the comniencement date of your employment, you will receive a grant of options to purchase 500,000 shares of the Company*s common stock (the "options") in accordance with terms and conditions of the 1999 Omnibus Plan (the "option plan"). Options will vest as follows: 50,000 shares will vest immediately upon date of hire; an additional 50,000 shares will vest 6 months from your date of hire; an additional 200,000 shares will vest on the first anniversary of your date of hire; an additional 100,000 shares will vest on the second anniversary of your date of hire; and the final 100,000 shares will vest on the third anniversary of your date of hire. The exercise price per share of stock will be determined by the fair market value of the Company*s common stock at the close of business on your first day of employment.

Your employment under this letter shall terminate upon the earliest to occur of any of the following events: Disability. If by reason of the same or related physical or mental illness or incapacity (as determined in the reasonable discretion of the Company), you are unable to carry out your material duties pursuant to this letter for more than six (6) consecutive months, the Company may terminate your employment for disability (a "Disability Termination"). Such termination shall be upon thirty (30) days written notice by a Notice of Disability Termination. A Termination for Disability hereunder shall not be effective if you return to the full time performance of your material duties within such thirty (30) day period.

Termination for Good Reason. A Termination for Good Reason means a tenninalion by you by written notice given within ninety (90) days after the occurrence of the Good Reason event (as defined below), unless such circumstances are fully corrected prior to the date of termination specified in the Notice of Termination for Good Reason. For purposes of this Agreement, "Good Reason" shall mean the occurrence or failure to cause the occurrence, as the case may be, without your express written consent, of any of the following circumstances: (i) any material diminution of your positions, duties or responsibilities hereunder (except in each case in connection with the termination of your employment for Cause or Disability or as a result of your death, or temporarily as a result of your illness or other absence), the assignment to you of duties or responsibilities that are inconsistent with your then current and accepted position; a change in your reporting relationship such that you no longer report directly to the Chief Executive Officer of the Company, or a reduction in your compensation and benefits; (ii) removal of, or the nonreelection of, you from officer positions with the Company specified herein without election to a higher position; (iii) a relocation of the Company*s main office in Connecticut to a location outside of the NY metro area; (iv) any material breach by the Company of any provision of this letter; (v) a Change in Control; or (vi) failure of any successor to the Company (whether direct or indirect and whether by merger, acquisition, consolidation or otherwise) to assume (in a writing delivered to you upon the assignee becoming such) the obligations of the Company hereunder.

Cause. Your employment hereunder may be terminated by the Company for Cause. For purposes of this letter, the term "Cause" shall be limited to
(1) willful misconduct by you with regard to the Company which has a material adverse effect on the Company; (ii) your willful refusal to follow the proper written direction of the Board, a Committee therof or a more senior officer of the Company, provided that the foregoing refusal shall not be "Cause" if you in good faith believe that such direction is illegal, unethical or immoral and promptly so notify the Board, the Board Committee, or the more senior officer (whichever is applicable); (iii) substantial and willful refusal by you to attempt to perform the duties required of you hereunder (other than any such failure resulting from incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to you by the Board or the Chief Executive Officer of the Company which specifically identifies the manner in which it is believed that you have substantially and continually refused to perform your duties hereunder and a reasonable opportunity to cure; (iv) your committing a crime of moral turpitude; or (v) your being convicted of a felony (other than a felony involving a traffic violation or as a result of vicarious liability). For purposes of this paragraph, no act, or failure to act, on your part shall be considered "willful" unless done or omitted to be done, by you not in good faith and without reasonable belief that your action or omission was in the best interests of the Company.

Consequences of Termination of Employment.

Death. If your employment is terminated by reason of your death, your employment will terminate without further obligations to you or your legal representatives under this letter except for: (i) any compensation earned but not yet paid, including and without limitation, any bonus if declared or earned but not yet paid for a completed fiscal year, any amount of Base Salary earned but unpaid, any accrued vacation pay payable pursuant to the Company's policies, which amounts shall be promptly paid in a lump sum to your estate; (ii) any other amounts or benefits owing to you under the then applicable employee benefit plans, long term incentive plans or equity plans and programs of the Company which shall be paid or treated in accordance with the terms of such plans and programs; (iii) continuation of your health benefits for your dependents at the same level and cost as if you were an employee of the Company for twelve (12) months; and (iv) if a bonus plan is in place, the product of(x) the target annual bonus for the fiscal year of your death, multiplied by (y) a fraction, the numerator of which is the number of days of the current fiscal year during Which you were employed by the Company, and the denominator of which is 365, which bonus shall be paid when bonuses fbr such period are paid to the other executives; and (v) forgiveness of the outstanding principal amount and accrued interest of the loan of $2,000,000.00 referred to above. Further, your estate, legal representatives, beneficiaries or other designees (as applicable), will be entitled to all vested Options granted to you hereunder or after commencement of employment. However, all unvested Options on the date of your termination will automatically terminate and be of no further force or effect.

Disability. If your employment is terminated by reason of your Disability, you shall be entitled to receive the payments and benefits to which your representatives would be entitled in the event of a termination of employment by reason of your death plus, to the extent not duplicative of the foregoing, you shall be entitled to continuation of the benefits (including without limitation to health, lile, disability and pension) as if you had been an employee of the Company for twelve (12) months. In addition you will retain all vested Options but unvested Options will terminate with your employment effective as of your termination date.

Termination by you for Good Reason or Termination by the Company without Cause. If (i) you terminate your employment hereunder for Good Reason or
(ii) your employment with the Company is terminated by the Company without Cause, you shall be entitled to receive, (A) over a period of twelve (12) months after such termination (the "severance period") an amount equal to the sum of your Base Salary for the year in which such termination occurs;
(B) any accrued amounts at the date of termination; (C) any other amounts or benefits owing to you under the then applicable employee benefit, long term incentive or equity plans and programs of the Company, which shall be paid or treated in accordance with the terms of such plans and programs;
(D) continuation of the benefits (including without limitation to health, life, disability and pension) as if you were an employee of the Company for twelve (12) months, provided that, if such termination is after a Change in Control, the period of benefit continuation shall be twenty-four
(24)months; (E) if a bonus plan is in place, the product of(x) the target annual bonus for the fiscal year, multiplied by (y) a fraction, the numerator of which is the number of days of the current fiscal year during which Executive was employed by the Company, and the denominator of which is 365, which bonus shall be paid when bonuses for such period are paid to the other executives; (F) all vested Options vested as of the effective date of termination, which shall be exercisable during the severance period; and (G) Options which are scheduled to vest during the severance period shall fully vest as of the termination date, and shall be exercisable during the severance period.

Termination with Cause or Voluntary Resignation without Good Reason or Retirement. If your employment hereunder is terminated (i) by the Company for Cause or (ii) by you without Good Reason, you shall be entitled to receive (A) your Base Salary through the date of termination; (B) any unreimbursed business expenses payable; and (C) If such termination is by you without Good Reason, you are entitled to the same payments and benefits as if terminated by the Company for Cause and you are also entitled to payment of bonus that has been declared or earned but not yet paid for a completed fiscal year. If terminated by the Company for Cause or by you without Good Reason, your rights under all benefits plans and equity grants shall be determined in accordance with the Company's plans, programs and grants. You Shall remain liable for payment of the outstanding principal amount and accrued interest, if any, in respect of the loan of $2,000,000.00 referred to above.

No Mitigation; No Set-Off. In the event of any termination of employment hereunder, you shall be under no obligation to seek other employment and there shall be no offiet against any amounts due you under this Agreement on account of any remuneration attributable to any subsequent employment that you may obtain. The amounts payable hereunder shall not be subject to setoft counterclaim, recoupment, defense or other right which the Company may have against you or others, except upon obtaining by the Company of a final unappealable judgment against you.

Change in Control. For purposes of this letter, the term "Change in Control" shall have the meaning set forth in the 1999 priceline.com omnibus stock option plan.

This offer is contingent upon the following:

o Your ability to verify your identity and establish your right to work in the United States, as required by the Immigration Reform and Control Act of 1986. A list of acceptable documentation is enclosed and must be brought with you on your first day of employment.

o Your signing the enclosed Agreement Regarding Confidential Information and Intellectual Property on or before your first date of employment

There are a number of other documents and forms also included with this offer letter. These should be reviewed and/or completed by your first day of employment.

Acceptance of this offer constitutes acknowledgment of your status as an at-will employee. As such, you understand that either you or priceline may terminate the employment relationship at any time. This letter is not intended to alter your at-will status. Notwithstanding that your employment relationship is at-will, you will be entitled to all the compensation and benefits committed to you in this letter as determined by the facts and details of your termination of employment.

We are very excited about the prospect of you joining the team at priceline.com. We are dependent upon people like you sharing your talent and energy and creativity to ensure our continued growth and success. If you have any questions, do not hesitate to contact me.


Sincerely,


Richard S. Braddock
Chairman & Chief Executive Officer

Enclosures